ARTICLES OF INCORPORATION

OF

XELOS, INC.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of Florida, hereby adopts the following Articles of Incorporation:

ARTICLE I

CORPORATE NAME

The name of the Corporation is XELOS, INC.

ARTICLE II

PURPOSE

The Corporation shall be organized for any and all purposes authorized under the laws of the state of Florida.

ARTICLE III

PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

SHARES

The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $.001 par value.

ARTICLE V

PLACE OF BUSINESS

The initial address of the principal place of business of this corporation in the State of Florida shall be 8130 Westlake Dr., West Palm Beach, Florida 33406. The Board of Directors may at any time and from time to time move the principal office of this corporation.

ARTICLE VI

DIRECTORS AND OFFICERS

The Board of Directors shall manage our business. The number of such directors shall be not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The number of persons constituting the initial Board of Directors shall be 1. The Board of Directors shall be elected by the stockholders of the corporation at such time and in such manner as provided in the By-Laws. The name and addresses of the initial Board of Directors and officers are as follows:

Scott R. Huvler President/Director

8130 Westlake Dr., West Palm Beach, Florida 33406

ARTICLE VII

DENIAL OF PREEMPTIVE RIGHTS

No shareholder shall have any right to acquire shares or other securities of the Corporation except to the extent such right may be granted by an amendment to these Articles of Incorporation or by a resolution of the board of Directors.

ARTICLE VIII

AMENDMENT OF BYLAWS

Anything in these Articles of Incorporation, the Bylaws, or the Florida Corporation Act notwithstanding, bylaws shall not be adopted, modified, amended or repealed by the shareholders of the Corporation except upon the affirmative vote of a simple majority vote of the holders of all the issued and outstanding shares of the corporation entitled to vote thereon.

ARTICLE IX

SHAREHOLDERS

9.1. Inspection of Books. The board of directors shall make reasonable rules to determine at what times and places and under what conditions the books of the Corporation shall be open to inspection by shareholders or a duly appointed representative of a shareholder.

9.2. Control Share Acquisition. The provisions relating to any control share acquisition as contained in Florida Statutes now, or hereinafter amended, and any successor provision shall not be applied to the Corporation.

9.3. Quorum. The holders of shares entitled to one-third of the votes at a meeting of shareholder's shall constitute a quorum.

9.4. Required Vote. Acts of shareholders shall require the approval of holders of 50.01% of the outstanding votes of shareholders.

ARTICLE X

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation, and in conjunction therewith, to procure, at this corporation's expense, policies of insurance.

ARTICLE XI

CONTRACTS

No contract or other transaction between this corporation and any person, firm or corporation shall be affected by the fact that any officer or director of this corporation is such other party or is, or at some time in the future becomes, an officer, director or partner of such other contracting party, or has now or hereafter a direct or indirect interest in such contract.

ARTICLE XII

RESIDENT AGENT

The name and address of the initial resident agent of this corporation is:

Scott Huvler

8130 Westlake Dr., West Palm Beach, Florida 33406

ARTICLE XIII

INCORPORATOR

The name and address of the person signing these Articles of Incorporation as Incorporator is:

Scott Huvler

8130 Westlake Dr.

West Palm Beach, Florida 33406

\s\ Scott Huvler 6-24-99

________________________ ____________________

Signature, Incoporator Date

Having been named as Resident Agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as Resident Agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as Resident Agent pursuant to F. S 607.0501(3).

_______________________ ____________________

Signature, Resident Agent Date

IN WITNESS WHEREOF, I have hereunto subscribed to and executed these Articles of

Incorporation this day June 24, 1999

---------------------------

Scott Huvler, Subscriber

Subscribed and Sworn on September 23, 1997

Before me:

-----------------------------

Jeanne L Howell, Notary Public

My Commission Expires: 6-4-2002

AMENDMENTS:

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

XELOS, INC.

The Articles of Incorporation of the above named corporation (the Corporation), filed with the Department of State on the 28th day of June, 1999 and assigned Document Number P99000058914, are hereby amended pursuant to a written consent in lieu of meeting executed and approved by the holders of all the Corporation common stock and all of the Corporation Directors on the 20th day of November, 2000, as follows:

    ARTICLE IV SHARES is hereby amended to read as follows:

    The capital stock of this corporation shall consist of 50,000,000 shares of common stock, $0.0001 par value

    ARTICLE V PLACE OF BUSINESS is hereby amended to read as follows:

The address of the principal place of business of this corporation in the State of Florida shall be 3858 Coral Tree Circle #308 Coconut Creek, Florida 33073. The Board of Directors may at any time to time move the principal office of this corporation.

This Articles of Amendment to the Articles of Incorporation was adopted by the shareholders and Directors on the 20 day of November, 2000.

By: _\s\ Scott Huvler_______

Scott R. Huvler

President and Secretary